Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

December 2, 2009

City National Corporation

555 South Flower Street

Los Angeles, California 90071

RE:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to City National Corporation, a Delaware corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company and City National Capital Trust I, a statutory trust formed under the laws of the State of Delaware (the “Trust”) with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of an indeterminate number of preferred securities representing beneficial ownership interests in the Trust (the “Trust Preferred Securities”), Junior Subordinated Debt Securities of the Company (the “Junior Subordinated Debt Securities”) and a guarantee by the Company of certain payments on the Trust Preferred Securities of the Trust (the “Guarantee”).  The Junior Subordinated Debt Securities and the Guarantee are collectively referred to herein as the “Securities.”

The Junior Subordinated Debt Securities are to be issued under an indenture between the Company and The Bank of New York Mellon Trust Company, N.A. as indenture trustee (the “Indenture Trustee”) as supplemented by one or more supplemental indentures (the “Junior Subordinated Indenture”).  The Guarantee will be issued pursuant to a Guarantee Agreement between the Company and The Bank of New York Mellon Trust Company, N.A. as guarantee trustee (the “Guarantee Trustee”).

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments (“Documents”) as we have deemed necessary or appropriate for the purposes of this opinion.  In expressing the opinion set forth below, we have assumed (a) the authenticity of original Documents and the genuineness of all signatures; (b) the conformity to the originals of all Documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents; (d) the Registration Statement, as finally amended (including all necessary post-effective amendments) has become effective under the Securities Act and continues to be so effective; (e) the prospectus will describe the Securities offered thereby or a prospectus supplement will have been filed with the Commission describing such Securities offered thereby; (f) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and, if applicable, the prospectus supplement; (g) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (h) the Junior Subordinated Indenture will be the valid and legally binding obligation of the Indenture Trustee, (i) the Junior Subordinated Indenture will have been duly authorized, executed and delivered by the Company and the Indenture Trustee, (j) the Guarantee will be the valid and legally binding obligation of the Guarantee Trustee, (k) the Guarantee will have been duly authorized, executed and delivered by the Company and the Guarantee Trustee and (l) the Junior Subordinated Indenture and the Guarantee will have been qualified and continue to be so qualified under the Trust Indenture Act of 1939, as amended.

We have further assumed that the terms of the Securities and of their issuance and sale will have been established so as not to, and that the execution and delivery by the Company, and the performance of its obligations under, the Securities will not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is subject, (ii) any law, rule or regulation to which the Company is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                    With respect to the Junior Subordinated Debt Securities, when (a) the taking of all necessary corporate action to approve the issuance and terms of any Junior Subordinated Debt Securities, the terms of the offering and related matters by the Board of Directors of the Company (the “Board”) and (b) the due execution, authentication, issuance and delivery of such Junior Subordinated Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Junior Subordinated Debt Securities will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

2.                                    With respect to the Guarantee, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantee and related matters by the Board, (b) the due execution, authentication, issuance and delivery of the Trust Preferred Securities underlying such Guarantee, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of such agreement and (c) the due issuance of such Guarantee, such Guarantee will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

The opinions set forth above are each subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities or in any agreement and we express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy.

This opinion is limited to the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal securities laws of the United States and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained therein.  In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Securities Act.   We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz